Exhibit 99.1

Contacts:
Dan Darazsdi
+1 910 558 7915 daniel.darazsdi@ppdi.com

Luke Heagle
+1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Second Quarter 2011 Financial Results

Highlights:

•	Gross authorizations of $753 million

•	Net book-to-bill ratio of 1.29

•	Clinical Development Services segment net revenue growth of 14.1% over Q2 2010

•	Sequential Laboratory Services segment operating margin expansion

•	Diluted EPS of $0.41

WILMINGTON, N.C. (July 26, 2011) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2011.

PPD recorded net revenue of $407.7 million for the second quarter of 2011, an increase of 10.2% over net revenue of $369.9 million for the second quarter of 2010. Second quarter 2011 income from operations was $57.1 million, compared to $40.1 million for the second quarter of 2010. Income from operations for the second quarter of 2011 was higher than the same period last year due primarily to higher net revenue and a decrease in research and development and operating expenses due to the June 2010 spin-off of Furiex Pharmaceuticals, Inc.

Diluted earnings per share for the second quarter of 2011 were $0.41, compared to $0.18 for the second quarter of 2010. Second quarter 2011 diluted earnings per share included income of $10.6 million related to the company’s investment in Celtic Therapeutics and a $1.3 million loss on investments.

“Strong client demand for our services resulted in record high request for proposal levels, gross authorizations of $752.6 million, and a net book-to-bill ratio of 1.29 for the second quarter,” said Fred Eshelman, executive chairman of PPD. “While cancellations were higher than we expected, we continued to deliver solid backlog growth of 14% and double-digit percentage net revenue growth year-over-year in the quarter. We intend to remain focused on high-quality operational execution and cost control to drive value for our clients and shareholders.”

Clinical Development Services

Clinical Development Services segment net revenue for the second quarter of 2011 grew 14.1% year-over-year to $291.5 million, compared to $255.4 million for the second quarter of 2010. Second quarter 2011 income from operations for this segment was $48.5 million, compared to $31.1 million for the second quarter of 2010.

Laboratory Services

Laboratory Services segment net revenue for the second quarter of 2011 increased 8.1% year-over-year to $84.7 million, compared to $78.3 million for the second quarter of 2010. Second quarter 2011 income from operations for this segment was $8.7 million, compared to $11.9 million for the second quarter of 2010.

Other Financial Information

Gross authorizations for the second quarter of 2011 totaled $752.6 million. Backlog at June 30, 2011 was $3.7 billion. Contract cancellations and adjustments for the second quarter of 2011 were $268.6 million, including a $43.2 million cancellation for a global clinical trial.

Cash flow from operations for the six months ended June 30, 2011 was $59.6 million. At June 30, 2011, PPD had $440.1 million in cash and investments. The effective tax rate in the second quarter of 2011 was 32.0 percent.

PPD will conduct a live conference call and webcast tomorrow, July 27, 2011, at 9:00 a.m. ET to discuss its second quarter 2011 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada) +1 973 200 3387 (International)
Conference ID:	53360865

PPD is a leading global contract research organization providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 44 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions, including statements, expectations and assumptions relating to PPD’s second quarter 2011 financial results and the rest of 2011, contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based and could cause actual results to differ materially from the forward-looking statements. Other important factors which could cause future results to differ materially include the following: economic conditions, R&D spending levels and outsourcing trends in the pharmaceutical, biotechnology and government-sponsored research sectors; overall global economic conditions; competition in the outsourcing industry; PPD’s ability to win new business; the rate of conversion of backlog into revenue; loss, delay or modification of large contracts; higher-than-expected cancellation rates; actual operating performance; fluctuations in currency exchange rates; risks associated with and dependence on strategic relationships; our ability to implement and risks associated with stock repurchases; rapid technological advances that make our services less competitive; risks associated with acquisitions and investments, such as impairments and integration, including PPD’s investment in Celtic Therapeutics; the ability to attract, integrate and retain key personnel, including a new CEO; our ability to control SG&A spending; risks associated with fixed price contracts and cost overruns; consolidation in the pharmaceutical and biotechnology industries; and risks that we may increase, reduce or discontinue our dividend policy. These and other PPD risk factors are set forth in more detail from time to time in our SEC filings, copies of which are available free of charge upon request from PPD’s investor relations department. PPD assumes no obligation and expressly disclaims any duty to update these forward-looking statements in the future, except as required by applicable securities laws. These forward-looking statements should not be relied upon as representing PPD’s estimates or views as of any date subsequent to the date hereof.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Net revenue:
Service revenue	$341,496	$376,199	$665,616	$732,364
Reimbursed revenue	28,423	31,504	51,072	58,542

Total net revenue	369,919	407,703	716,688	790,906

Direct costs	192,170	221,390	374,972	428,213
Research and development	8,445	1,792	14,783	4,012
Selling, general and administrative	112,106	110,456	225,016	215,403
Depreciation and amortization	17,114	16,919	34,151	33,683

Operating income	40,084	57,146	67,766	109,595

(Loss) income from equity method investment	(1,747)	10,639	(3,789)	13,188
Gain/(loss) on investments	2,590	(1,319)	2,541	(1,105)
Other income, net	157	321	1,479	60

Income from continuing operations before income taxes	41,084	66,787	67,997	121,738
Provision for income taxes	17,522	21,372	26,153	38,956

Income from continuing operations	23,562	45,415	41,844	82,782

Discontinued operations, net of taxes	(2,585)	—	(3,662)	—

Net income	20,977	45,415	38,182	82,782

Net loss attributable to non-controlling interest	—	1,091	—	1,338

Net income attributable to shareholders	$20,977	$46,506	$38,182	$84,120

Income per common share from continuing operations:
Basic	$0.20	$0.41	$0.35	$0.73

Diluted	$0.20	$0.41	$0.35	$0.72

Basic and diluted loss per share from discontinued operations:	$(0.02)	$—	$(0.03)	$—

Net income per common share:
Basic	$0.18	$0.41	$0.32	$0.73

Diluted	$0.18	$0.41	$0.32	$0.72

Dividends declared per common share	$0.15	$0.15	$0.30	$0.30

Weighted average number of shares outstanding:
Basic	118,542	113,393	118,501	115,122

Diluted	118,915	114,720	118,778	116,439

PPD, Inc.

Segment Information

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Net revenue:
Clinical Development Services	$255,436	$291,547	$504,730	$571,205
Laboratory Services	78,343	84,652	152,876	161,159

Development	333,779	376,199	657,606	732,364

Discovery Sciences	7,717	—	8,010	—
Reimbursed revenue	28,423	31,504	51,072	58,542

Total	$369,919	$407,703	$716,688	$790,906

Operating income (loss):
Clinical Development Services	$31,142	$48,484	$58,148	$94,978
Laboratory Services	11,944	8,662	21,478	14,617

Development	43,086	57,146	79,626	109,595

Discovery Sciences	(3,002)	—	(11,860)	—

Total	$40,084	$57,146	$67,766	$109,595

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	June 30,
	2010	2011
Cash, cash equivalents, short-term and long-term investments	$638,297	$440,123
Accounts receivable and unbilled services, net	435,876	502,885
Total assets	1,992,046	1,910,180
Unearned income	317,191	335,454
Shareholders’ equity	1,289,010	1,190,020

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31,	June 30,
	2010	2011
Cash and cash equivalents	$479,574	$370,864
Short-term investments	79,976	—
Long-term investments	78,747	69,259

	$638,297	$440,123